Oramed Pharmaceuticals Reports Positive Results from a Study of Oral Insulin Capsule on Type 1 Diabetic Patients

JERUSALEM, Israel –  July 21, 2009– Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of alternative drug delivery systems,  today reported positive results from a Phase 2A study of its oral insulin capsule, ORMD-0801, on type 1 diabetic patients. The completion of this study marks Oramed's first clinical trial on patients with Type 1 Diabetes Mellitus, whereas, all Oramed’s trials up to date have been  conducted on type 2 diabetic patients. This study evaluated safety, tolerability, and food effects in type 1 diabetic patients.

Oramed’s oral insulin capsule, (ORMD-0801), was well tolerated by patients and no serious adverse events were observed. The insulin absorption was not affected when given before meal ingestion.

Oramed Chief Scientific Officer, Miriam Kidron, PhD., remarked, “These results demonstrate that Oramed’s oral insulin capsule had a good safety profile and was effective on patients with type 1 diabetes when taken prior to a meal.”

Currently, Oramed is conducting its Phase 2B clinical trial in South Africa, in which the company is evaluating the effects of ORMD-0801 on type 2 diabetic patients.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
USA: +1 646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com